Exhibit 5.1

SIMPSON THACHER & BARTLETT

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD

HONG KONG

(852) 2514-7600

FACSIMILE (852) 2869-7694

DIRECT DIAL NUMBER	E-MAIL ADDRESS

October 2, 2015

Alibaba Group Holding Limited
26/F Tower One, Times Square
1 Matheson Street
Causeway Bay
Hong Kong

Ladies and Gentlemen:

We have acted as United States counsel to Alibaba Group Holding Limited, an exempted company with limited liability under the law of the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of up to US$300,000,000 aggregate principal amount of Floating Rate Senior Notes due 2017 (the “2017 Floating Rate Notes”), up to US$1,000,000,000 aggregate principal amount of 1.625% Senior Notes due 2017 (the “2017 Fixed Rate Notes”), up to US$2,250,000,000 aggregate principal amount of 2.500% Senior Notes due 2019 (the “2019 Fixed Rate Notes”), up to US$1,500,000,000 aggregate principal amount of 3.125% Senior Notes due 2021 (the “2021 Fixed Rate notes), up to US$2,250,000,000 aggregate principal amount of 3.600% Senior Notes due 2024 (the “2024 Fixed

Leiming Chen     Daniel Fertig     Adam C. Furber     Anthony D. King     Celia C.L. Lam     Chris K.H. Lin     Jin Hyuk Park     Kathryn King Sudol     Christopher K.S. Wong

Resident Partners

SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:

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Rate Notes”) and up to US$700,000,000 aggregate principal amount of 4.500% Senior Notes due 2034 (the “2034 Fixed Rate Notes”, and together with the 2017 Floating Rate Notes, the 2017 Fixed Rate Notes, the 2019 Fixed Rate Notes, the 2021 Fixed Rate Notes and the 2024 Fixed Rate Notes, the “Exchange Securities”). The Exchange Securities will be issued under an Indenture, dated as of November 28, 2014 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), a First Supplemental Indenture dated as of November 28, 2014 (the “First Supplemental Indenture”) between the Company and the Trustee relating to the 2017 Floating Rate Notes, a Second Supplemental Indenture dated as of November 28, 2014 (the “Second Supplemental Indenture”) between the Company and the Trustee relating to the 2017 Fixed Rate Notes, a Third Supplemental Indenture dated as of November 28, 2014 (the “Third Supplemental Indenture”) between the Company and the Trustee relating to the 2019 Fixed Rate Notes, a Fourth Supplemental Indenture dated as of November 28, 2014 (the “Fourth Supplemental Indenture”) between the Company and the Trustee relating to the 2021 Fixed Rate Notes, a Fifth Supplemental Indenture dated as of November 28, 2014 (the “Fifth Supplemental Indenture”) between the Company and the Trustee relating to the 2024 Fixed Rate Notes and a Sixth Supplemental Indenture dated as of November 28, 2014 (the “Six Supplemental Indenture”, and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”) between the Company and the Trustee relating to the 2034 Fixed Rate Notes. The Exchange Securities will be offered by the Company in exchange for an equal principal amount of its outstanding Floating Rate Senior Notes due 2017, 1.625% Senior Notes due 2017, 2.500% Senior Notes due 2019, 3.125% Senior Notes due 2021, 3.600% Senior Notes due 2024 and 4.500% Senior

Notes due 2034.

We have examined the Registration Statement, the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement and the forms of the Exchange Securities. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of the Cayman Islands and has duly authorized, executed and delivered the Indenture, and has duly authorized the Exchange Securities, in accordance with its Memorandum and Articles of Association and the law of the Cayman Islands, (2) execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not and will not violate the law of the Cayman Islands or the  laws of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon the Company or the Company’s Memorandum and Articles of Association.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.  We understand that, with respect to all matters of law of the Cayman Islands, you are relying on the opinion of Maples and Calder, Cayman Islands counsel to the Company, dated the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett
SIMPSON THACHER & BARTLETT